Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (hereinafter referred to as the “Agreement”) is made and entered into as of June 7, 2024 (“Effective Date”) by and between Aaron M. Schapper (hereinafter referred to as “Executive”) and Valmont Industries, Inc. together with its subsidiaries and affiliates (collectively, “Valmont” or the “Company”). The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, Executive is currently employed by the Company;

WHEREAS, Executive was the Company’s Group President, Agriculture and Chief Strategy Officer until May 10, 2024 (the “Transition Date”);

WHEREAS, Executive and the Company have mutually agreed to Executive’s employment separation and wish to ensure the orderly transition of Executive’s duties and responsibilities in connection with his separation; and

WHEREAS, Executive and the Company have voluntarily entered into this Agreement, which sets forth their complete understanding regarding Executive’s transition and separation from employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, the Company and Executive hereby agree as follows:

1.	Executive’s Transition and Separation Date:
a.Executive’s last day of employment with the Company will be December 28, 2024 (the “Separation Date”). As of the Transition Date, Executive ceased to be the Company’s Group President, Agriculture and Chief Strategy Officer and resigned from every other office, directorship or other position held with the Company or any of its affiliates, except remaining an employee of the Company. Executive shall execute resignation letters or other documents reasonably requested by the Company to memorialize the foregoing. From the Transition Date through the Separation Date (inclusive of such dates, the “Transition Period”), Executive will remain an employee of the Company in an advisory position, providing transition services to the Company as reasonably requested by the Company. Executive will not be required to report to the office during the Transition Period. Any services requested by the Company shall be conducted in a professional manner and in accordance with the Company’s Code of Conduct. Executive will not accept other employment or engage in any business activity that presents a conflict of interest during the Transition Period. It is expressly acknowledged and agreed that during the Transition Period, Executive shall continue to be an employee at will, whose employment may be terminated by either party at any time and for any reason, or without stated reason, subject to the remaining provisions of this Agreement.
b.If, during the Transition Period, Executive resigns his employment or the Company terminates Executive’s employment based on its good faith determination that Executive has (i) engaged in an act that is materially injurious to the Company (ii) materially breached this Agreement or the Company’s Code of Conduct or (iii) accepted employment or otherwise engaged in any business activities that conflicts with Executive’s obligations during the Transition Period or is in direct competition the Company (which are the only reasons that the Company can terminate Executive’s employment prior to the Separation Date), Executive will forfeit the compensation, benefits and vesting of equity provided under Section 2(a) for the remainder of the Transition Period, as well as the right to receive the Separation Benefits provided under Section 2(b).
2.	Compensation During Transition Period and Separation Benefits:
a.Transition Compensation and Benefits. Provided that Executive timely executes and does not revoke this Agreement and subject to Section 1(b) and compliance with Section 5, during the Transition Period, Executive will continue to: (i) receive his base salary as in effect on the Effective Date ($749,174), paid in monthly installments commencing June 2024 subject to the Company’s payroll cycle including full base salary for the month of December 2024; (ii) be eligible to participate in all health and welfare benefit plans in which Executive is enrolled as of the Effective Date; and (iii) vest and settle in all equity awards granted to Executive by the Company that are scheduled to vest during the Transition Period (consisting of the vesting of previously awarded (A) 413 restricted stock units on December 13, 2024, (B) 327 restricted stock units on December 12, 2024, (C) 503 restricted stock units on December 11, 2024, (D) 1,531 stock options at exercise price of $252.89 per share on December 13, 2024, (E) 1,196 stock options at exercise price of $332.63 per share on December 12, 2024 and (F) 1,946 stock options at exercise price of $223.02 per share on December 11, 2024). Except as otherwise provided herein, all other Company-sponsored benefits will cease as of the Effective Date. Subject to the limitations of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), during the Transition Period, Executive shall not be eligible to contribute to the Company’s nonqualified deferred compensation plan and shall not be eligible for any new equity grants or awards. Executive’s final paycheck will include all unpaid wages up to and including Executive’s actual Separation Date. The payment of any accrued or unused paid time-off benefits will be subject to Company policy. Executive’s enrollment in Company provided health benefits as an active employee will terminate as of the Separation Date. Thereafter, Executive may elect to continue coverage that is in force as of the Separation Date under the Valmont group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
b.Separation Compensation and Benefits. Provided that Executive timely executes and does not revoke this Agreement and the Second Release attached to this Agreement and subject to Executive’s continued compliance with the terms of this Agreement, upon the Separation Date, Executive shall be eligible to receive as additional separation consideration, certain cash and equity, less deductions required by law to be withheld (collectively, the “Separation Benefits”) as follows:
(i)	cash separation payment equal to 20 weeks of base salary of $288,143.85 plus 1 week for each year of service (13 weeks) of $187,293.50 (together such number of months, the “Severance Period”), for a total cash separation payment equal to 33 weeks of $475,437.35, paid in a lump sum on the first regular payroll date in 2025 following Executive’s execution and delivery to the Company, and non-revocation, of the attached Second Release;

(ii)	any bonus payable pursuant to the Company’s 2024 Short Term Incentive Plan using Executive’s target annual incentive as of the Effective Date, paid no later than March 15, 2025, as Executive’s earned annual incentive opportunity as determined by the level of achievement of the Company’s performance goals on the same basis as similarly situated executive-level participants in such plan;
(iii)	any bonus payable pursuant to the Company’s 2022-2024 Long Term Incentive Plan based on Executive’s target long-term incentive as of the Effective Date, paid no later than March 15, 2025, as Executive’s incentive opportunity as determined by the level of achievement of the Company’s performance goals on the same basis as similarly situated executive-level participants in such plan;
(iv)	66.66% of any bonus payable pursuant to the Company’s 2023-2025 Long Term Incentive Plan based on Executive’s target long-term incentive as of the Effective Date, paid no later than March 15, 2025, as Executive’s incentive opportunity as determined by the good faith projected level of achievement of the Company’s performance goals determined as of December 2024;
(v)	33.33% of any bonus payable pursuant to the Company’s 2024-2026 Long Term Incentive Plan based on Executive’s target long-term incentive as of the Effective Date, paid no later than March 15, 2025, as Executive’s incentive opportunity as determined by the good faith projected level of achievement of the Company’s performance goals determined as of December 2024; and
(vi)	vesting on or before March 15, 2025 of up to 3,777 performance-based restricted stock units granted on July 31, 2023 with performance determined solely by the level of achievement for the ROIC Year 1 Target goal (fiscal year 2024) set forth in the July 31, 2023 Agreement.

All performance awards, restricted stock unit awards, performance-based stock unit awards and stock options not described in this Section 2 (including all performance-based restricted stock unit grants based upon the fiscal year 2024 Operating Income and fiscal year 2025 targets for Operating Income and ROIC) are forfeited as of the Effective Date. Executive shall have 90 days following the Separation Date to exercise options outstanding as of the Separation Date. All options not exercised by Executive shall be forfeited. All payments required to be made by the Company under this Agreement to Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

3.	Confidentiality:
a.Executive acknowledges that during the course of Executive’s employment with the Company, Executive has had access to and learned about confidential, secret and proprietary documents, materials and other information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to the Company (including the Released Parties, as defined below) or any of its affiliates or its predecessors, which includes but is not limited to: trade secrets (as defined by the laws of the State of Nebraska), any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret; inventions or discoveries (whether patented or unpatented); business records; computer software and applications (including source code or object code); methodologies; business and manufacturing processes and methods; supply chain resources, technical data; databases; pricing and sales data (including selling techniques); customer or prospective customer lists, and information including financial and business data, customer records and property; information relating to the development or maintenance of customer relationships and goodwill, names of vendors and suppliers (including lists, identities and contact information); business or marketing plans (including strategies, promotions, packaging or merchandizing); and forecasts, financial information, work in progress, and other technical or business information, personnel information (including, but not limited to information concerning the Company’s payroll, benefits, compensation, salaries, employee hirings and terminations, employee appraisals, employee health medical information and all other information pertaining to the Company employees); strategies, budgets, and long-range strategic plans (including business plans or strategies) (collectively, “Confidential Information”). Executive further acknowledges that this Confidential Information is a valuable, special and unique asset of the Company and that the Company would be irreparably damaged if the Confidential Information was disclosed and/or utilized by persons or entities other than the Company. Except as otherwise provided herein or required by law, Executive agrees to maintain all Confidential Information, whether or not in writing, concerning the Company, as confidential and to not disclose or cause the disclosure of the same to anyone or use such Confidential Information in any manner during or following the Separation Date. “Confidential Information” does not include information which has lawfully entered, or after the Effective Date lawfully enters, the public domain without a breach of this Agreement, but only from the date of its public availability.
b.Executive understands that an individual shall not be held criminally or civilly liable under any federal or state trade secrets law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
c.The Parties acknowledge and agree that the disclosure of this Agreement, including the fact that an agreement has been made and its form and terms is required by law to be publicly filed with the Securities and Exchange Commission by the Company.
4.	General Release:

In consideration of the payments and benefits provided to Executive pursuant to this Agreement, to which benefits Executive would not otherwise be entitled, Executive, and Executive’s heirs, representatives and assigns, hereby forever release and discharge the Company and its respective its agents, directors, officers, employees, representatives, attorneys, divisions, parent companies, subsidiaries and affiliates (the “Released Parties”) from any and all liability for claims, in law or equity, whether known or unknown or suspected to exist by Executive, which Executive has had or may now have against the Company or any such related party arising out of or relating to Executive’s employment or the termination of such employment. This includes: (1) all claims for compensation, vacation or paid-time-off benefits, commissions, bonuses, awards, and any and all other fringe benefits (except those payments and benefits that have been or will be accrued or earned through the Separation Date as provided for in this Agreement); (2) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with a contract or prospective business advantage, breach of the implied covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm; and (4) all claims Executive may have against the Released Parties under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA) the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), Executive Order 11246, Sarbanes-Oxley Act of 2002, including whistle blowing claims under 18 U.S.C. §§1514A and 1513(e), the Nebraska Fair Employment Practices Act, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

This Release shall not preclude: (a) an action to enforce the specific terms of this Agreement; (b) any claims based on acts or events after this Agreement has become effective; (c) any unemployment or workers compensation benefits to which Executive may be entitled; (d) any benefits that have become vested under the Executive Retirement Income Security Act of 1974; (e) any rights to indemnification by the Company or its affiliates; or (f) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal, state, or local administrative agencies. However, the consideration provided to Executive in this Agreement shall be the sole relief provided to Executive for the claims released herein and Executive will not be entitled to recover and agree to waive any monetary benefits or recovery against the Released Parties without regard to who has brought such claim. Executive further understands and agrees that: (i) Executive is not prohibited from reporting information to, or participating in any investigation or proceeding conducted by, the Securities and Exchange Commission (“SEC”) or any other federal, state, or local governmental agency or entity and that Executive need not notify the Company in advance of any such reporting or participation; (ii) Executive is not precluded from providing truthful testimony in response to a valid subpoena, court order, or regulatory request; and (iii) nothing in this Agreement limits Executive’s right to receive an award or monetary recovery pursuant to the SEC’s whistleblower program.

5.	Restrictive Covenants:

Executive acknowledges and agrees that the Company has invested substantial resources in the development and implementation of its business, trade secrets, and Confidential Information, and has established substantial goodwill with respect to the quality of its products and services and its relationships and reputation with its employees, customers, suppliers, and vendors, all of which have been and will continue to be a major benefit to the Company. In recognition of the forgoing, Executive agrees to the following restrictive covenants, in addition to the ongoing Confidentiality provisions set forth in Section 3, which Executive acknowledges are fair, reasonable and necessary to protect the Company’s legitimate business interests in its employee, customer, supplier, and vendor relationships and Confidential Information. During the term of this Agreement and for a period of one (1) year from the Separation Date (the “Restricted Period”), Executive will not on Executive’s own account or on behalf of any other person or entity, (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, manager, member, consultant, advisor, intern, volunteer or otherwise) undertake the following actions:

a.Solicit business from Key Contacts with whom Executive did business and had personal contact during his employment with Valmont. For purposes of this Agreement, (x) “solicit business” means any effort to interfere with or attempt to interfere with the relationship between a Key Contact and the Company or any direct or indirect attempt, by any means whatsoever, to encourage, induce or persuade any Key Contact of the Company to alter, modify, discontinue or terminate their business relationship or contractual agreements with the Company (this includes, but is not limited to, the following actions: (i) contacting, communicating with or responding to inquiries from any Key Contacts with the intent or effect of diverting business away from the Company; (ii) offering, providing or proposing to offer or provide, services or products that are competitive with those offered by the Company; and (iii) encouraging or advising any Key Contact to reduce or cease their business with the Company, or to transfer their business to another entity, individual or organization); and (y) “Key Contacts” means any customer, client, supplier, consultant, contractor or any other person, company, organization or entity that currently conducts, or within the one (1) year period prior to the Transition Date has conducted, business with Valmont and with whom Executive had personal contact; and
b.Hire, engage, employ, recruit, solicit, take away, or induce or attempt to hire, engage, employ, solicit or take away (either on Executive’s behalf or on behalf of any other person or entity) any person who Executive knows, or reasonably should know, is then an employee of the Company or who was an employee of the Company at any time during the one (1) year period prior to the Separation Date. This non-solicitation provision explicitly covers all forms of oral, written or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, text message, and any social media platform, whether or not in existence at the time of entering into this Agreement; provided, however, the restrictions in this Section 5(b) shall not apply to any individual whose employment was previously terminated by the Company; and, provided, further, the foregoing shall not apply to any general solicitation conducted through the use of advertisements in the media, through the use of search firms or other routine recruiting activities, provided that such searches are not specifically targeted at employees of the Company.

6.	Mutual Non-Disparagement:

Executive agrees to refrain from engaging in any conduct or making disparaging comments or statements, the purpose or effect of which is to harm the reputation, goodwill, or commercial interests of the Company, including its affiliates, its officers, directors, owners, agents or current or former employees, or its products or services, to any third party, including, but not limited to, any media outlet, any forms of social media or other method, industry group, financial institution, or current or former employee, consultant, or customer of the Company. In addition, the Company agrees that its Chief Executive Officer, Chief Financial Officer, Senior Vice President of Investor Relations and Chief Human Resources Officer will refrain from making any untrue, disparaging statements about Executive.

7.	Cooperation:

Executive agrees to provide reasonable assistance and cooperation to the Company and its representatives (without the payment of further consideration) with respect to third-party proceedings (including any pending or future investigation, lawsuit or claim) concerning any matter of which Executive is knowledgeable. For a period of 180 days after the Separation Date, Executive agrees to be reasonably available (without the payment of further consideration) to respond to reasonable requests from the Company to locate or discuss information that Executive may have relating to the Company’s business operations prior to the Separation Date. The Company’s Directors and Officers insurance coverage shall continue to apply to any claims brought against Executive in his officer capacity with the Company in accordance with the relevant Company governance and insurance coverage documents.

8.	Company Information and Property:

Executive agrees to promptly return upon request by the Company all items, supplies, uniforms, tools, equipment, files, books, keys, security badges, keys, records, computer passwords, lists, electronic information, and written or printed materials, whether furnished by the Company or prepared by Executive in connection with Executive’s employment. Executive shall not make or retain copies of such materials.

9.	Miscellaneous:
a.This Agreement shall be governed and construed in accordance with the substantive laws of the State of Nebraska;
b.Executive is encouraged to discuss this Agreement with an attorney before signing and have Executive’s attorney review this Agreement;
c.Executive understands that the Company would not have provided Executive the Separation Benefits but-for Executive’s representations and promises that Executive is making by signing this Agreement;
d.Executive acknowledges and agrees Executive has not suffered any job-related wrongs or injuries for which Executive might still be entitled to compensation, and Executive has fully and properly reported all hours worked and been paid all wages, compensation and benefits that Executive was entitled to up to and including the date this Agreement is signed by Executive;
e.In the event of any breach of this Agreement by Executive, including but not limited to Executive’s obligations under Section 3, Section 5, Section 6, and Section 7, the Company shall have the right to declare this Agreement null and void from the beginning and shall be relieved of any further obligations hereunder, including the obligation to pay the compensation, benefits and vesting of equity provided under Section 2(a) for the Transition Period, as well as the Separation Benefits provided under Section 2(b). In such event, Executive shall fully reimburse the Company for any and all amounts paid to Executive under the terms of this Agreement and Executive shall forfeit all future payments and other benefits provided under this Agreement; and
f.Should any part, term, condition or provision of this Agreement be found by any court to be void, the rest of the Agreement shall remain valid and enforceable. However, if the General Release provisions set forth in Section 4 of this Agreement are found to be void or unenforceable due to a challenge to such enforceability by Executive, the entire Agreement shall be voided and all payments and benefits shall be repaid. This Section shall not apply to claims under the Age Discrimination in Employment Act;
g.This Agreement may not be amended or modified in any manner, except by an instrument in writing authorized by Executive and a duly authorized officer on behalf of the Company; and
h.Executive agrees that nothing in this Agreement shall relieve Executive of his obligations under the Company’s clawback policies for employees similarly situated in his prior position, and the compensation, benefits and vesting of equity provided under Section 2(a) for the Transition Period, as well as the Separation Benefits provided for herein shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any such clawback or similar policy adopted by the Board of Directors or Human Resources Committee as in effect from time to time and (ii) applicable law.
10.	Executive Review Period:

Executive may take up to twenty-one (21) days after receipt of this Agreement to review and sign this Agreement. No changes to the Agreement will restart the running of the 21-day period. Executive is free to sign this Agreement at any time after receiving it, without using the entire review period. Executive is encouraged, during the review period and before signing the Agreement, to consult with an attorney as to this Agreement’s meaning and implications.

11.	Code Section 409A:

This Agreement is intended to be exempt from the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. Notwithstanding any other provision with respect to the timing of payments under this Agreement, to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under this Agreement which are subject to Section 409A (and not otherwise exempt from its application) and would otherwise have been paid prior to the six-month anniversary of the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Executive shall be paid the aggregate amount of all such payments in a lump sum. Any reimbursement by the Company during any taxable year of Executive will not affect any reimbursement by the Company in another taxable year of Executive. Any right to reimbursement is not subject to liquidation or exchange for another benefit. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of deferred compensation under this Agreement shall be treated as a separate payment of deferred compensation. To the extent that the right to any payment provides for the deferral of compensation within the meaning of Section 409A, references to Executive’s “termination” or “resignation” of employment will be construed to mean Executive’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i).

12.	Execution in Counterparts:

This Agreement may be executed in multiple counterparts, which may be conveyed to the Parties by electronic means, each of which shall be deemed an original, and all of which shall constitute one Agreement.

13.	Merger Clause:

This Agreement contains the entire and only agreement between the Company and Executive regarding the subject matter of this Agreement and supersedes and invalidates any previous agreements or understandings between Executive and the Company with respect to the subject matter addressed herein; provided, however, that the award agreements with respect to equity awards granted by the Company to Executive shall remain in effect to the extent applicable to give effect to this Agreement. Any oral or written promises or assurances related to the subject matter of this Agreement that are not contained in this Agreement are waived, abandoned and withdrawn, and are without legal effect.

14.	Execution and Revocation Period:

If Executive chooses to accept the terms of this Agreement, Executive must sign this Agreement and deliver one original of the Agreement to Mitch Parnell within the timeframe stated in Section 10. Executive must also sign and deliver one original of the Second Release attached to this Agreement within three (3) days after the Separation Date. Executive understands that he may revoke this Agreement and the Second Release within seven (7) days following Executive's execution of each. This Agreement and the Company’s obligation to provide the Separation Benefits shall not become effective or enforceable against the Company until the eighth (8th) day after Executive’s execution and delivery to the Company of the attached Second Release, provided that Executive has also signed and delivered the Agreement and has not revoked either one. Any revocation must be delivered, in writing, to the Company as provided herein, within seven (7) days after execution. If the Agreement and Second Release are not signed and returned by such dates, the offer and payments and benefits presented in this Agreement shall be deemed revoked. If Executive revokes this Agreement or the Second Release after signing, Executive shall be obligated to fully reimburse the Company for any and all portions of the compensation, benefits and vesting of equity provided under Section 2(a) for the Transition Period, as well as the Separation Benefits received pursuant to Paragraph 2(b) of this Agreement.

15.	Notice:

All notices and other communications under this Agreement must be in writing and will be deemed duly given (x) on the date of transmission, if delivered by confirmed facsimile or electronic mail, or (y) if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, and addressed to the intended recipient at the addresses below.

Notices sent to the Company should be directed to: Mitch Parnell, 15000 Valmont Plaza, Omaha, NE 68154

Notices sent to Executive should be directed to Executive at the address on the records of the Company, with a copy (that does not constitute notice) to:

Gillian Emmett Moldowan
A&O Shearman
599 Lexington Avenue
New York, NY 10022
Email: gillian.moldowan@aoshearman.com

16.	Acknowledgement:

Executive represents and certifies: that Executive has carefully read and fully understand all of the provisions and effects of this Agreement, and Executive has been given the opportunity to thoroughly discuss all aspects of it with Executive’s personal attorney; that Executive is voluntarily entering into this Agreement; and that neither the Company nor its agents, representatives or attorneys, make any representations concerning the terms or effects of this Agreement other than those contained herein.

[Remainder of Page Left Intentionally Blank – Signature Page Follows]

IN WITNESS WHEREOF, intending to be legally bound hereby, Executive and the Company have executed the foregoing Separation Agreement and Release.

EXECUTIVE /s/ Aaron M. Schapper Aaron M. Schapper Date: June 7, 2024	VALMONT INDUSTRIES, INC. By: /s/ Timothy P. Francis _ Title: Interim Chief Financial Officer Date: June 7, 2024

SECOND RELEASE
SEND SIGNED ORIGINAL TO:
Valmont Industries, Inc. ATTN: Mitch Parnell, 15000 Valmont Plaza, Omaha, NE 68154

The undersigned hereby restates the following, with the intent that it be effective on the date signed (as indicated below), having already received at least 21 days to review and consider it and the original Agreement to which it is attached and an additional 7 days within which to revoke my execution of each:

In consideration of the benefits provided in the Agreement to which this is attached, which include benefits to which I would not otherwise be entitled, I, for myself and my heirs, representatives and assigns, hereby forever release and discharge the Company and its respective agents, directors, officers, employees, representatives, attorneys, divisions, parent companies, subsidiaries and affiliates (the “Released Parties”) from any and all liability for claims, in law or equity, whether known or unknown or suspected to exist by me, which I have had or may now have against the Company or any such related party arising out of or relating to my employment or the termination of my employment. This includes: (1) all claims for compensation, vacation or paid-time-off benefits, commissions, bonuses, awards, and any and all other fringe benefits (except those payments and benefits that have been or will be accrued or earned through the Separation Date as provided for in this Agreement to which this is attached); (2) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with a contract or prospective business advantage, breach of the implied covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm; and (3) all claims which might be brought against the Released Parties under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA) the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), Executive Order 11246, the Nebraska Fair Employment Practices Act, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner. This Release shall not preclude: an action to enforce the specific terms of this Agreement; any claims based on acts or events after this Agreement has become effective; any unemployment or workers compensation benefits to which I may be entitled; any benefits that have become vested under the Employee Retirement Income Security Act of 1974; any rights to indemnification by the Company or its affiliates; or any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal, state, or local administrative agencies. However, the consideration provided to me in this Agreement shall be the sole relief provided to me for the claims released herein and I will not be entitled to recover and agree to waive any monetary benefits or recovery against the Released Parties without regard to who has brought such claim.

Signed this 28th day of December, 2024.

_____________________________________
Executive’s Signature

NOTE: DO NOT SIGN THIS SECOND RELEASE BEFORE YOUR ACTUAL SEPARATION DATE.